Exhibit 10.3
May 31, 2021

Dear Mary Sue:

In connection with your retirement from the Company effective June 1, 2021, the Company desires to offer to modify the treatment of your outstanding long-term incentive awards (the “Outstanding Awards”), which were awarded under the Amended and Restated Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan pursuant to the applicable long-term incentive award agreements (the “Award Agreements”).
As you know, under the terms of the Outstanding Awards, your retirement from the Company on June 1, 2021 would result in the forfeiture of all the Outstanding Awards effective as of the date of your departure. Further, your Award Agreements contain a non-competition clause that is effective for the one-year period immediately following termination of your employment.
The Company desires to extend the term of the post-employment non-competition clause by an additional six months. In exchange for such extension, the treatment of your Outstanding Awards would be modified such that a portion of such awards would remain outstanding and eligible to vest following your retirement.
Specifically, if you agree to the terms of this letter, effective on May 31, 2021, the Award Agreements will be modified as follows:
•The phrase “one (1) year period immediately following the termination of such employment for any reason or for no reason,” contained in the non-competition covenants of the Award Agreements shall be replaced with “eighteen (18) month period immediately following the termination of such employment for any reason or for no reason,”.
•Instead of all of the Outstanding Awards forfeiting upon the date of your retirement, the awards shall remain outstanding with the scheduled vesting dates, or forfeit as of June 1, 2021, each as set forth in Schedule A. Vesting of any such awards is subject to your continued compliance through the applicable vesting date with the restrictive covenants included in the Award Agreements for the duration set forth therein, including the non-competition covenant as extended by this letter. With respect to performance-based awards, the number of awards to remain outstanding is expressed at target level performance. The actual amounts of performance-based awards that may vest will be subject to the applicable performance conditions of the Award Agreements.
In addition to the foregoing, you agree to fully cooperate with the Company, its attorneys, agents, representatives, and employees with respect to legal and business matters that are known now or may later become known. Cooperation includes but is not limited to release of documents, review of documents, and attending depositions, hearings, and trials on reasonable notice.

If you desire to accept these terms, please sign and return this letter by the close of business on May 31, 2021.
Sincerely,
/s/ Lucinda M. Baier
Lucinda M. Baier
President and Chief Executive Officer
Brookdale Senior Living Inc.
Acknowledged and Agreed:

/s/ Mary Sue Patchett
Mary Sue Patchett

Schedule A
Time-Based Restricted Shares and RSUs

Award Agreement under 2014 Omnibus Incentive Plan	Date of Grant	Shares/RSUs Outstanding as of 6/1/2021	Shares/RSUs to Remain Outstanding	Shares/RSUs to Forfeit as of 6/1/2021	Date that Shares/RSUs to Remain Outstanding are Eligible to Vest
Restricted Share Agreement	1/5/2018	10,331	2,661	7,670	2/27/2022
Restricted Share Agreement	1/5/2018	10,331	2,661	7,670	2/27/2022
Restricted Share Agreement	2/11/2019	28,626	3,687	24,939	2/27/2022
Restricted Stock Unit Agreement	2/12/2020	47,941	4,116	43,825	2/27/2022
Restricted Stock Unit Agreement	2/22/2021	66,307	4,269	62,038	2/27/2022
Total		163,536	17,394	146,142

Performance-Based Restricted Shares and RSUs

Award Agreement under 2014 Omnibus Incentive Plan	Date of Grant	Shares/RSUs Outstanding as of 6/1/2021 (at target)	Shares/RSUs to Remain Outstanding (at target)*	Shares/RSUs to Forfeit as of 6/1/2021	Date that Shares/RSUs to Remain Outstanding are Eligible to Vest*
Restricted Share Agreement, as Amended February 22, 2021	2/11/2019	14,313	8,079	6,234	2/27/2023
Performance-Based Restricted Stock Unit Agreement, as Amended February, 2021	2/12/2020	15,980	5,024	10,956	2/27/2024
Total			13,103	17,190
*    Restricted Shares and RSUs are subject to the performance criteria set forth on Exhibit B to the applicable award agreement.
Performance-Based Cash

Award Agreement under 2014 Omnibus Incentive Plan	Date of Grant	Cash Outstanding as of 6/1/2021 (at target)	Cash to Remain Outstanding (at target)*	Cash to Forfeit as of 6/1/2021 (at target)	Date that Cash to Remain Outstanding is Eligible to Vest*
Performance-Based Cash Award Agreement	2/22/2021	$337,500	$21,730 (First Tranche) $5,433 (Fourth Tranche)	$310,337	2/27/2024 (First Tranche) 2/27/2025 (Fourth Tranche)
*    First Tranche target cash award and Fourth Tranche target cash award are subject to the performance criteria set forth on Exhibit A and Exhibit D to the Performance-Based Cash Award Agreement, respectively.